As filed with the Securities and Exchange Commission on March 4, 2026

Registration No. 333-222660

Registration No. 333-256685

Registration No. 333-271776

Registration No. 333-287049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-222660
FORM S-8 REGISTRATION STATEMENT NO. 333-256685
FORM S-8 REGISTRATION STATEMENT NO. 333-271776
FORM S-8 REGISTRATION STATEMENT NO. 333-287049

UNDER
THE SECURITIES ACT OF 1933

Nine Energy Service, Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0759121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Kirby Drive, Suite 200 Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)

NINE ENERGY SERVICE, INC. 2011 STOCK INCENTIVE PLAN

(Full title of the plan)

Theodore R. Moore

Executive Vice President, General Counsel and Secretary

2001 Kirby Drive, Suite 200

Houston, Texas 77019

(Name and address of agent for service)

(281) 730-5100

(Telephone number, including area code, of agent for service)

Copies to:

Lanchi D. Huynh

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

(214) 972-1770

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Nine Energy Service, Inc. (the “Company”) to deregister all securities remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

(1)	Registration Statement on Form S-8 (No. 333-222660), filed on January 23, 2018, registering 3,121,888 shares of common stock, par value $0.01 per share (“common stock”), issuable under the Nine Energy Service, Inc. 2011 Stock Incentive Plan (the “Incentive Plan”);

(2)	Registration Statement on Form S-8 (No. 333-256685), filed on June 1, 2021, registering 2,100,000 shares of common stock issuable under the Incentive Plan;

(3)	Registration Statement on Form S-8 (No. 333-271776), filed on May 9, 2023, registering 3,200,000 shares of common stock issuable under the Incentive Plan; and

(4)	Registration Statement on Form S-8 (No. 333-287049), filed on May 7, 2025, registering 3,900,000 shares of common stock issuable under the Stock Incentive Plan.

On February 1, 2026, the Company and certain of its subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas to implement a prepackaged chapter 11 plan of reorganization. The Chapter 11 Cases are being jointly administered for administrative purposes only under the caption In re Nine Energy Service, Inc. et al.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Houston, State of Texas, on March 4, 2026.

NINE ENERGY SERVICE, INC.

By:	/s/ Theodore R. Moore
Name:	Theodore R. Moore
Title:	Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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